Exhibit 10.23

***	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

MANUFACTURING AND SUPPLY AGREEMENT

dated as of March 12, 2003

by and between

SkinMedica, Inc.

and

SMITH & NEPHEW WOUND MANAGEMENT (LA JOLLA)

i

ARTICLE X. INDEMNITY		13
10.1	Smith & Nephew’s Obligation	13
10.2	SkinMedica’s Obligation	14
10.3	Third-Party Claims	14
ARTICLE XI. COMPLIANCE WITH LAWS		15
11.1	General	15
11.2	Quality Assurance and Regulatory Compliance Audits.	15
11.3	SkinMedica’s Regulatory Responsibilities	15
11.4	Product Recalls	16
ARTICLE XII. INSURANCE		16
ARTICLE XIII. FORCE MAJEURE		16
ARTICLE XIV. CONFIDENTIALITY		17
14.1	Smith & Nephew Information	17
14.2	SkinMedica Information	17
14.3	General.	17
14.4	Injunctive Relief	18
14.5	Required Disclosures	18
ARTICLE XV. LIMITATION OF LIABILITY AND REMEDIES		18
15.1	Damages.	18
15.2	Exclusive Remedies.	18
15.3	Affiliates	19
ARTICLE XVI. DISPUTE RESOLUTION		19
16.1	General.	19
16.2	Injunctive Relief	20
ARTICLE XVII. ASSIGNMENT		20
17.1	General	20
17.2	Third Party Beneficiaries	20
17.3	Delegation	20
ARTICLE XVIII. MISCELLANEOUS PROVISIONS		21
18.1	Notices	21
18.2	Entire Agreement; Amendments	22
18.3	Waivers	22
18.4	Partial Invalidity	22
18.5	Execution in Counterparts	22
18.6	Governing Law	22
18.7	Relationship of the Parties.	22
18.8	Records Retention	23
18.9	Non-Solicitation	23

ii

SCHEDULES

Schedule A — Product and Prices

Schedule B — Specifications and Certificate of Analysis

Schedule C — SkinMedica Equipment

MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”), dated as of March 12, 2003, is by and between SkinMedica, Inc., a Delaware corporation (“SkinMedica”), and Smith & Nephew Wound Management (La Jolla), a Delaware general partnership (“Smith & Nephew”).

RECITALS

WHEREAS, pursuant to an Asset Purchase Agreement, dated as of January 6, 2003 (the “Purchase Agreement”), among SkinMedica, and Advanced Tissue Sciences, Inc., a Delaware corporation (“ATS”), SkinMedica purchased ATS’s rights, title, and interest in the NouriCel Product.

WHEREAS, Smith & Nephew agrees to manufacture and supply certain NouriCel Product for and on behalf of SkinMedica and SkinMedica agrees to purchase certain NouriCel Products from Smith & Nephew.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used in this Agreement.

(a) “Affiliate” shall mean any Person controlling, controlled by, or under common control with another Person. For the purpose of this definition and Sections 10.1 and 10.2, the term “control” means the power to direct the management of a Person, directly or indirectly, whether solely through the ownership of voting securities (as in the case of a subsidiary), by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. SkinMedica and Smith & Nephew shall not be deemed to be Affiliates of each other.

(b) “Competitor” shall mean any Person who owns, manages, operates, controls, participates in or otherwise carries on, any business which is a primary competitor with the business of Smith & Nephew Parent in the United States or anywhere else in the world where the business of Smith & Nephew Parent is being conducted on the date hereof or planned to be conducted in the next 12 months, such as ***

(c) “Cost” shall mean ***

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(d) “FDA” shall have the meaning set forth in Section 11.2(b).

(e) “Notice” shall mean notice given in accordance with Section 18.1.

(f) “Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, unincorporated syndicate, association or organization, trust, trustee, executor, administrator or other legal representative, governmental authority or agency, or any group of Persons acting in concert.

(g) “Product” shall have the meaning set forth in Section 2.1.

(h) “SkinMedica Equipment” shall have the meaning set forth in Section 2.4(a).

(i) “Smith & Nephew Parent” shall mean Smith & Nephew plc.

(j) “Specifications” shall have the meaning set forth in Section 2.3(a).

(k) “Term” shall have the meaning set forth in Article IV.

(l) “Effective Date” shall mean the closing of the Purchase Agreement, and Termination and Release Agreement among ATS, Smith & Nephew and (if necessary) SkinMedica with respect to the termination and release of that certain Manufacturing and Supply Agreement between Smith & Nephew and ATS dated as of November 22, 2003 as it relates to the manufacture of NouriCel products. Smith & Nephew shall not be obligated to SkinMedica to execute any Termination and Release Agreement among ATS, Smith & Nephew and (if necessary) SkinMedica unless same meets with Smith & Nephew’s sole satisfaction.

1.2 Other Terms. Terms defined in other Sections (or in any Schedule) will have the meanings therein provided.

1.3 Rules of Construction. In this Agreement, unless a clear, contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns that are permitted by this Agreement;

(c) reference to any gender includes the other gender;

(d) reference to any Article, Section or Schedule means such Article or Section of this Agreement or such Schedule to this Agreement, as the case may be, and reference in any Article or Section or other provision to any clause means such clause of such Article or Section or provision;

(e) the Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;

(f) “herein,” “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) “including” (and with correlative meaning “include”) means “including but not limited to”;

(h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”;

(i) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(j) accounting terms used herein shall have the meanings attributed to them by United States generally accepted accounting principles;

(k) the provisions contained in the Schedules shall control over any conflicting provisions contained in the body of this Agreement; and

(l) the headings contained in this Agreement are for reference only and are not to be used in construing this Agreement.

ARTICLE II.

MANUFACTURING AND SUPPLY

2.1 General. During the Term, Smith & Nephew shall manufacture for SkinMedica the product generally described in Schedule A (the “Product”).

2.2 Forecasts. Prior to the beginning of each calendar month during the Term, Smith & Nephew shall deliver to SkinMedica a non-binding twelve (12) month forecast (or for the remainder of the Term, if less than 12 months) of the maximum amount of the Product it can supply to SkinMedica without having to manufacture additional Collagen specifically to manufacture the Product (“Smith & Nephew Forecast”). Prior to the beginning of each calendar month during the Term, SkinMedica shall deliver to Smith & Nephew a non-binding forecast of the orders SkinMedica expects to place with Smith & Nephew for the Product during each of the next 12 months (or for the remainder of the Term relating to such Product, if less than 12 months) (“SkinMedica Forecast”). The first three (3) months of the SkinMedica Forecast shall constitute a firm and binding order.

2.3 Purchase Orders. SkinMedica shall submit a purchase order to Smith & Nephew for the purchase of the Product. Each purchase order shall specify the quantity of each Product to be delivered, the required date of delivery of the Product (the “Specified Delivery Date”), provided, however, that in no event shall the Specified Delivery Date be sooner than ninety (90) days after Seller receives the Purchase Order excepting when the order exceeds the Smith & Nephew Forecast for a particular month, the Specified Delivery Date shall be at least one hundred and eighty (180) days from the date of the purchase order. The purchase order shall also specify the location to which the Product is to be delivered (the “Delivery Location(s)”) and the name, address and phone number of any party to which the Product is to be sent (the “Receiving Party”), and the preferred method of shipping and any special delivery instructions. The terms and conditions of this Agreement hereunder shall govern all Purchase Orders. In the event of a conflict between the provisions of this Agreement and the terms and conditions of a Purchase Order, or Smith & Nephew’s acknowledgment or other written communications, the provisions of this Agreement shall prevail.

2.4 Smith & Nephew’s Manufacturing Responsibilities. Smith & Nephew shall:

(a) comply with all relevant materials, manufacturing, in-process controls, label control and quality control specifications, product drawings/blueprints and operating procedures set forth on Schedule B for each Product (collectively, the “Specifications”), or as subsequently changed by Smith & Nephew with the approval of SkinMedica, which approval shall not be unreasonably withheld or delayed;

(b) package at Smith & Nephew’s expense the Product in a manner reasonably acceptable to SkinMedica, according to the specifications in Schedule B;

(c) store all Product manufactured hereunder; provided, however, that Smith & Nephew shall have the right to store all such Product off-site and, provided, further, that if at any time Smith & Nephew is required to store a quantity of the Product greater than— either of two months of Product orders, or *** then the Cost of storage and transportation of such excess inventory to the storage location shall be the sole responsibility of SkinMedica;

(d) allow the SkinMedica Equipment (including any replacements thereof) to remain at the Facility and provide access to the Facility to SkinMedica, during normal business hours, as necessary to enable SkinMedica to maintain, repair and replace the SkinMedica Equipment;

(e) upon SkinMedica’s request or as required by the validation and preventive maintenance programs, validate and calibrate the SkinMedica Equipment; provided that SkinMedica shall be obligated to reimburse Smith & Nephew its Cost related to such services;

(f) to the extent that Smith & Nephew acquires knowledge or is advised, Smith & Nephew shall immediately notify SkinMedica of any actual or potential government action relevant to the Product and promptly notify SkinMedica of any adverse reactions, or product anomalies, stability problems or complaints relevant to the Product which are reported to Smith & Nephew;

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(g) ascertain and comply with all applicable laws and regulations in connection with the manufacture of the Product and maintain all necessary licenses, permits or other authorizations for manufacture subject to the same regulatory status persisting, in the event that there is either a jurisdictional change or a classification change, the costs of any necessary improvements to the quality systems, including validations, will be charged to SkinMedica;

(h) obtain and maintain any applicable approvals, authorizations, registration, notifications or the like with regard to the manufacture; subject to the same regulatory status persisting, in the event that there is either a jurisdictional change or a classification change, the costs of any necessary improvements to quality systems, including validations, will be charged to SkinMedica;

(i) obtain and maintain sufficient inventory of raw materials (for purposes of this subsection 2.4(i), the parties agree that Collagen does constitute raw materials), including the master and working cell banks, to supply the Product; and

(j) provide assistance to SkinMedica in areas of quality control and quality assurance, including providing material data safety sheets and other certificates reasonably requested by SkinMedica.

2.5 SkinMedica’s Responsibilities. Regarding the manufacturing of Product, SkinMedica shall:

(a) make available to Smith & Nephew for its use in performing the manufacturing operations hereunder and for the manufacture by Smith & Nephew of its own products all of the machinery, equipment, appliances, vehicles, tools, accessories and other personal property described on Schedule C and/or was provided to Smith & Nephew by Advanced Tissue Sciences (“ATS”) for the manufacture of products (the “SkinMedica Equipment”);

(b) be responsible for the replacement of any piece of SkinMedica Equipment that becomes inoperable or is lost as a result of its ordinary use;

(c) immediately notify Smith & Nephew of any actual or potential government action relevant to the manufacture of the Product and promptly notify Smith & Nephew of any adverse reactions, or product anomalies, stability problems or complaints relevant to the manufacture of the Product;

(d) ascertain and comply with all applicable laws and regulations in connection with the use of the Product and maintain all necessary licenses, permits or other authorizations for use of the Product; and

(e) obtain and maintain any applicable approvals, authorizations, registration, notifications or the like with regard to the use of the Product.

2.6 Contingent Duties. SkinMedica acknowledges and agrees that Smith & Nephew’s obligation and ability to perform its obligations set forth in Section 2.4 is contingent upon SkinMedica’s timely satisfaction of the obligations set forth in Section 6.2. Without limiting the generality of the foregoing, Smith & Nephew shall have no obligation to manufacture the Product at any time during which SkinMedica fails to (i) remit the payment required pursuant to Section 6.2, (ii) make the SkinMedica Equipment available for Smith & Nephew’s use, or (iii) keep the SkinMedica Equipment in good repair.

2.7 Ownership Rights and Obligations. Subject to Section 2.10(a), the parties acknowledge and agree that all of (i) the SkinMedica Equipment, and (ii) the Product for which title has passed pursuant to Section 2.10 (b), shall be and remain the property of SkinMedica and SkinMedica shall be responsible for all obligations related to such ownership, including the payment of personal property taxes and the maintenance of insurance thereon.

2.8 Orders. Smith & Nephew shall manufacture and sell to SkinMedica up to *** liters of the Product per month. Smith & Nephew shall use commercially reasonable efforts to fulfill SkinMedica’s orders, if any, in excess of such amounts. In accordance with Section 2.3, the Specified Delivery Date shall be at least *** from the date of the purchase order when SkinMedica’s order for the Product exceeds the Smith & Nephew equivalent collagen schedule for a particular month. Both parties acknowledge that whilst Smith & Nephew will use all commercially reasonable efforts to fulfill these orders, Smith & Nephew will not be held liable for failure to do so if such failure arises through the acts of a third party and through no fault of Smith & Nephew, provided, however, Smith & Nephew shall take reasonable efforts to mitigate the consequences of any third party’s acts that may adversely affect Smith & Nephew’s ability to fulfill the orders.

2.9 Delivery and Title.

(a) Smith & Nephew shall retain title to all raw materials, all by products, and work-in-process relating to the Product.

(b) Smith & Nephew shall deliver the Product to the Delivery Destination within ten (10) days from the Delivery Date. Title and risk of loss in the Product shall transfer to SkinMedica upon delivery of the Product to the common carrier or licensed trucker approved by SkinMedica or upon transfer to the storage provider whether that be Smith & Nephew or a third party storage provider for the Product.

2.10 Acceptance. Smith & Nephew shall provide SkinMedica a certificate of analysis for each lot of Product shipped to SkinMedica. SkinMedica may reject any portion of a Product shipment which does not conform to the Specifications. SkinMedica shall make such rejection (i) in writing within *** of receipt by SkinMedica of the nonconforming Product and the certificate of analysis; and (ii) provide the full basis for the rejection promptly thereafter (and in any event within the following ***). If no rejection notice is provided by SkinMedica, SkinMedica shall be deemed to have accepted the Product. Upon any such rejection of the Product, Smith & Nephew shall provide replacement Product to SkinMedica within *** of the receipt of the written notice of the rejection or dispute the rejection. In the event of an unresolved dispute, Smith & Nephew shall have the option of referring to a neutral third party

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arbiter reasonably acceptable to both parties, and the parties shall be bound thereafter by the findings of such neutral third party, and the losing party in such dispute shall pay for the costs of the third party arbiter. In the event that product is condemned by mutual agreement, SkinMedica shall either return the nonconforming Product or destroy it, as directed by Smith & Nephew.

2.11 Retention of Intellectual Property. The parties agree that SkinMedica shall own all rights, title, and interest in any enhancements, improvements, modifications to the Product, including all right, title and interest in and to all work that may be the subject matter of copyright protection, advertising and marketing concepts, information, data, formulas, designs, models, drawings, computer programs (including all documentation, related listings, design specifications and flowcharts), trade secrets and any inventions, including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject matter of patent protection; and all statutory protection obtained or obtainable thereon (the “Intellectual Property”) created, made, conceived, reduced to practice or authored by Smith & Nephew or any Persons provided by Smith & Nephew either solely or jointly with any other third party that results from development efforts funded solely by SkinMedica; provided, however, the Intellectual Property does not include Smith & Nephew’s pre-existing intellectual property, including know-how. SkinMedica grants to Smith & Nephew a non-exclusive, perpetual (or for the duration of the Intellectual Property right), worldwide, assignable, royalty free license to the Intellectual Property developed pursuant to this Agreement and solely owned by SkinMedica (as between SkinMedica and Smith & Nephew) for use in the Smith & Nephew Business. The parties further agree that all other Intellectual Property developed in connection with the performance of this Agreement or with the use of information, materials or facilities of SkinMedica (or any of its Affiliates) received by Smith & Nephew during the Term shall be jointly owned by Smith & Nephew and SkinMedica, and as joint owners shall have the right to fully exploit such joint Intellectual Property without an obligation to account to the other with respect to the proceeds of such exploitation. The parties agree that they will negotiate in good faith to resolve any issues relating to how to prosecute, maintain, and enforce such jointly owned Intellectual Property.

2.12 Rights to Use SkinMedica Intellectual Property. SkinMedica grants to Smith & Nephew a non-exclusive, worldwide, assignable, royalty-free license to U.S. Patent No. 6,372,494 (the “ ‘494 patent”), including all foreign counterparts, for the life of the ‘494 patent for use in the Smith & Nephew Business. Smith & Nephew may also sublicense the ‘494 patent to third parties acting on Smith & Nephew’s behalf. For purposes of this Agreement, the term Smith & Nephew Business means “(a) developing, manufacturing, marketing and selling Dermagraft®, TransCyte® and other products developed from the same technology for the medical care and treatment of skin tissue wounds on humans, including diabetic foot ulcers, foot ulcers, venous ulcers, burns (partial thickness and full thickness), cosmetic surgery for skin tissue defects or post-surgical skin tissue or post-trauma skin tissue rehabilitation (but not cosmetic surgery for the enhancement of normal skin tissue (e.g., chemical peels and laser resurfacing)) and ostomy applications; and (b) developing, and potentially manufacturing, marketing and selling cartilage based tissue modification, repair or replacement products for use in the repair or replacement of tissue attached to and/or part of the musculoskeletal system.” In addition to the foregoing, SkinMedica grants to Smith & Nephew a non-exclusive, non-transferable, non-sublicensable license during the Term to SkinMedica’s intellectual property solely to manufacture and supply the Product to SkinMedica. Except as set forth expressly herein, Smith & Nephew shall have no rights whatsoever in SkinMedica’s intellectual property.

ARTICLE III.

EXCLUSIVITY

3.1 Non-exclusive Purchaser. Subject to SkinMedica’s obligations under Section 2.7, SkinMedica may obtain all or any amount of the Product from its own employees and facilities or from third parties other than Smith & Nephew.

3.2 Exclusive Supplier of NouriCel. Smith & Nephew shall not supply the Product to any third party during the Term. Should SkinMedica’s monthly orders for the Product fall below *** per month during the first year of the Term, Smith & Nephew will have the unilateral right to terminate this Agreement with *** notice. Should SkinMedica’s monthly orders for the Product fall below *** every two (2) months during the remainder of the Term, Smith & Nephew will have the unilateral right to terminate this Agreement with *** notice.

ARTICLE IV.

TERM

The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated pursuant to the provisions hereof, expire, with respect to the Product to be manufactured hereunder, on the expiration date set forth for the Product in the column labeled “Expiration Date” on Schedule A. Twelve months prior to the expiration of the term and annually thereafter, the parties shall meet to discuss a possible extension of the term for an additional twelve months, provided, however, the failure to do so will not constitute a breach of this Agreement.

ARTICLE V.

PRICES

5.1 General. All pricing for the Product shall be in U.S. Dollars. The prices for the Product sold by Smith & Nephew to SkinMedica shall be as described on Schedule A. SkinMedica and Smith & Nephew hereby acknowledge and agree that the raw materials necessary to manufacture “NouriCel” as described on Schedule A are by-products resulting from the manufacture of “Collagen.” If at any time Smith & Nephew ceases or is unable to generate sufficient “Collagen” to meet SkinMedica’s purchases of NouriCel, the price for the NouriCel shall be amended in accordance with the price set forth in Schedule A. All such prices are F.O.B. Smith & Nephew’s facilities in La Jolla, California. Such prices do not include any shipping charges (or any customs duties), or the charges provided for in Sections 2.4(c), 2.4(e), 5.2 and 5.3, all of which shall be additional charges over and above the charges contemplated by this Section 5.1.

5.2 Sales Taxes. Prices and other charges set forth on Schedule A do not include sales, use, excise, occupation, privilege, value-added or similar taxes. SkinMedica shall pay, or reimburse Smith & Nephew for, the gross amount of any present or future sales, use, excise, occupation, privilege, value-added or other similar tax (excluding any tax on net income, corporate franchise tax or fee or any similar tax or fee) applicable to the sale or furnishing of any Product to SkinMedica.

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5.3 Price Adjustments. The prices set forth on Schedule A may be adjusted ***. All disputes relating to price increases shall be resolved in accordance with Article XVI.

5.4 Non Concurrent Manufacture of Collagen. The parties agree that the Smith & Nephew Forecast will assist SkinMedica in its order of the Product to attempt to minimize or avoid the situation in which Smith & Nephew must generate Collagen specifically for the manufacture of the Product. If SkinMedica’s purchases of the Product exceed Smith & Nephew’s ability to manufacture the Product from its internally generated supply of Collagen, the price for the Product shall be increased to the amount specified per liter set forth in Schedule A as the price for non-concurrent manufacture of collagen.

ARTICLE VI.

INVOICE AND PAYMENTS

6.1 Invoicing.

(a) Upon Smith & Nephew’s release of each lot of Product in accordance with Smith & Nephew’s Quality System, Smith & Nephew will invoice SkinMedica for payment for each such lot of Product. All prices are FOB Smith & Nephew’s facilities in La Jolla, California. SkinMedica shall be responsible for the freight and insurance cost for delivery of the product to the final destination as set forth in the purchase order.

(b) Smith & Nephew shall invoice SkinMedica for the development work performed at the request of SkinMedica and jointly agreed to by the parties in writing within thirty (30) days of the completion of the development work, unless agreed to otherwise by the parties.

(c) Smith & Nephew will periodically submit to SkinMedica statements of amounts due pursuant to Sections 2.4(c) and 2.4(e).

6.2 Payment. SkinMedica will pay each invoice within thirty (30) days of the receipt of such invoice.

6.3 Overdue Payments. If any amounts due hereunder have not been received by the due date, such overdue amounts shall bear interest from the due date at the rate of 1% per month or the highest rate allowed by law (whichever is lower) for each month or portion thereof that the payment is not made. Interest will accrue daily until payment in full has been received.

6.4 No Acknowledgement. Neither payments made by SkinMedica nor the acceptance of payments by Smith & Nephew in the amount shown on any invoice from Smith & Nephew shall be construed as an acceptance or agreement with the amount so stated or the

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amount received. Either party may recover from the other the amount of any overpayment or underpayment. Without limiting the generality of the foregoing, Smith & Nephew may supplement any invoice it renders to SkinMedica hereunder for less than the full amount to which it is entitled; provided, that, such supplement is made within a reasonable time after the invoice being supplemented.

ARTICLE VII.

FURTHER COOPERATION AND AUDITS

7.1 Further Cooperation.

(a) Smith & Nephew agrees to provide reasonable assistance, including *** (“Cell Bank Material”) at no cost to SkinMedica, and all necessary information to any third party selected by SkinMedica as an additional or an alternative manufacturer and supplier of the Product. Any experimental or other Cell Bank Material provided by Smith & Nephew to SkinMedica or at SkinMedica’s direction prior to the termination of this Agreement shall be included in and considered as part of the Cell Bank Material. Smith and Nephew makes no representation or warranty about the content, quality, or viability of the Cell Bank Material other than Smith & Nephew’s representations as title free and clear of all liens and encumbrances and that the Cell Bank Material has been extracted or derived from Smith & Nephew’s cell bank and that each vial of Cell Bank Material contains *** cells in the aggregate in the master cell bank vials and that Smith & Nephew will use commercially reasonable efforts to maintain the content, quality, and viability of the master cell bank or the working cell bank. Smith & Nephew’s sole and exclusive liability in the event Smith & Nephew breaches this representation concerning the Cell Bank Material shall be the supplementation of material to meet the minimum number of cells and such supplementation shall be limited to *** of the material in one instance. If the replacement or supplementation Cell Bank Material does not satisfy the representation contained in this section, then Smith & Nephew shall have no further obligations. At Smith & Nephew’s sole option, Smith & Nephew may choose to replace the master cell bank vials with master cell bank material or manufacturing working cell bank material, and where substituted, *** of master cell bank material will be considered equivalent to *** of manufacturing working cell bank material. The representations contained in this Section shall terminate two (2) years from the date of this Agreement. All other representations or warranties (whether express or implied including the representation and warranty of fitness for a particular purpose) concerning the Cell Bank Material are hereby disclaimed and SkinMedica waives any rights or claim SkinMedica may have concerning the Cell Bank Material other than for a material breach of the foregoing representation. In the case of transfer of the process for the manufacture of Collagen, including the concentration process, Smith & Nephew, SkinMedica, and the third party manufacturer will enter into a “three party agreement” reasonably acceptable to all parties. In addition in such a transfer, SkinMedica will indemnify Smith & Nephew against any claims or legal action which may arise from Inamed as a result of such transfer. Except as set forth above, SkinMedica shall reimburse Smith & Nephew for its Cost of providing any such assistance.

(b) ***

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7.2 Audit. SkinMedica may audit (a) Smith & Nephew’s manufacturing operations and books and records to ensure that Smith & Nephew is employing adequate internal and administrative controls and procedures, and (b) any other records of Smith & Nephew or its Affiliates reasonably required to verify compliance with the terms of this Agreement. During any access to the Facility in connection with any such audit, SkinMedica and its employees and independent auditors shall adhere to all of Smith & Nephew’s security and confidentiality policies and abide by all applicable workplace rules of Smith & Nephew. Smith & Nephew may audit any records of SkinMedica or its Affiliates reasonably required to verify compliance with the terms of this Agreement. The party requesting the audit may use independent auditors, who may participate fully in such audit. If an audit is proposed with respect to information which the party to be audited wishes not to disclose to the other party (“Restricted Information”), then on the written demand of the party to be audited, the individuals conducting the audit with respect to Restricted Information will be limited to the independent auditors of the party requesting the audit. In such event, the party to be audited shall pay the costs of the independent auditors conducting such audit, but only with respect to that portion of the audit relating to the Restricted Information. Such independent auditors shall enter into an agreement with the parties hereto, on terms that are agreeable to both parties hereto, under which such independent auditors shall agree to maintain the confidentiality of the information obtained during the course of such audit and establishing what information such auditors will be permitted to disclose to report the results of any audit of Restricted Information to the party requesting the audit. Any such audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with the other party’s operations. Each party may perform an audit one time in each twelve-month period during the Term; provided, that such party may perform an additional audit at any time if the preceding audit reveals a failure to conform to the terms of this Agreement. Each audit shall begin upon the date specified by the requesting party in a Notice to the other party a minimum of *** prior to the commencement of the audit and shall be performed diligently and in good faith and shall be completed within a reasonable period of time.

ARTICLE VIII.

STANDARD OF CARE AND GUARANTEE

8.1 General. Each of Smith & Nephew and SkinMedica will use (and will cause its Affiliates to use) commercially reasonable efforts in the performance of its obligations hereunder and will do so with the same degree of care, skill and prudence customarily exercised when engaged in similar activities for itself and its Affiliates.

8.2 Limited Warranty and Remedy. Smith & Nephew warrants to SkinMedica that the Product delivered to SkinMedica hereunder will have been manufactured in accordance with the Specifications. If for any reason any Product provided by Smith & Nephew to SkinMedica do not comply with such warranty, Smith & Nephew shall promptly provide Product remedying such deficiencies at no additional charge. This limited warranty and remedy shall be continuing and shall be binding upon Smith & Nephew and its successors and assigns and shall inure to the benefit of SkinMedica, its successors and assigns and its Affiliates. The warranty and remedy provided in this Section 8.2 are the sole and exclusive warranty and remedy provided by Smith & Nephew in connection with the manufacturing of Product pursuant to this Agreement.

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8.3 Allocation of Risk. This Agreement is intended as a complete allocation between Smith & Nephew and SkinMedica of the risk of any Product failure or defect claims or any kind arising from the Products sold pursuant to this Agreement or products incorporating such Products. This allocation is reflected in the price of the Products.

8.4 Disclaimer. THE WARRANTIES PROVIDED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCT, WHETHER STATUTORY, WRITTEN, ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND INCLUDING ANY WARRANTIES REGARDING ANY YIELD OR QUALITY OF MATERIALS TO BE OBTAINED THROUGH ANY EXTRACTION PROCESS PERFORMED ON THE PRODUCT BY SKINMEDICA OR ANY OF SKINMEDICA’S CUSTOMERS.

ARTICLE IX.

TERMINATION

9.1 Termination Rights.

(a) Either party may terminate this Agreement without cause upon giving the other party twelve (12) months written notice of its intent to terminate this Agreement.

(b) Each party shall have the right to terminate this Agreement effective upon delivery of Notice to the other party if the other party: (1) has its corporate existence terminated by voluntary or involuntary dissolution, (2) materially defaults in the performance of any of its covenants or obligations contained in this Agreement, and such default is not remedied to the nondefaulting party’s reasonable satisfaction within *** after Notice to the defaulting party of such default, or if such default is not capable of rectification within ***, if the defaulting party has not promptly begun to rectify the default within such *** period or is not proceeding diligently to rectify the default, or (3) materially defaults in the performance of any of its covenants or obligations contained in any agreement between such party and the nondefaulting party (or any of its Affiliates) and has not cured such default within the cure period provided in such agreement, if any.

9.2 Procedures Upon Termination. Upon any termination of this Agreement, Smith & Nephew will complete any work-in-process and otherwise cooperate with SkinMedica as reasonably necessary to avoid disruption of the normal business operations of SkinMedica, and SkinMedica shall pay for such completed Product in accordance with Section 6.2. Except as otherwise required pursuant to Article XIV and Section 18.8, each party shall destroy or return to the other party all records made or obtained in the course of performance hereunder that contain information that is protected from disclosure by such party under Article XIV and all licenses granted hereunder by one party to the other party shall terminate, except for the license granted by SkinMedica to Smith & Nephew to the ‘494 patent, which license shall only terminate if this Agreement terminates as a result of a material breach of this Agreement by Smith & Nephew. If

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either party elects to destroy any records as permitted above, such party shall provide the other party with written confirmation of such destruction upon request. Promptly after any termination of this Agreement, SkinMedica shall remove from the Facility all of the SkinMedica Equipment. SkinMedica shall remove such items in a manner that does not unreasonably interfere with Smith & Nephew’s operations and that minimizes damage to the Facility. SkinMedica shall use reasonable care and diligence in such removal and shall be liable to Smith & Nephew for, and indemnify Smith & Nephew against, any damage resulting from any failure of SkinMedica to use reasonable care and diligence, and all removal costs will be at SkinMedica’s expense. SkinMedica shall also make a good faith effort to obtain a non-solicit provision from all alternative or additional manufacturers of the Product, provided such efforts shall in no way obligate SkinMedica to pay to such manufacturer any additional consideration for obtaining such a provision.

9.3 Other Termination Obligations. If this Agreement is terminated pursuant to the provisions of this Article IX (other than as a result of a material breach of this Agreement by SkinMedica), upon written request by SkinMedica, Smith & Nephew will provide a reasonable amount of assistance in transferring production to another manufacturer; provided, however, that the amount of assistance provided under this provision shall not materially interfere with, disrupt or jeopardize Smith & Nephew’s operations or ongoing business. SkinMedica shall reimburse Smith & Nephew for its Cost of providing any such assistance unless such termination is a result of Smith & Nephew’s breach pursuant to the provisions of Section 9.2(b).

9.4 Survival. The rights and obligations of the parties under Article VII, Article VIII, Article X, Article XII, Article XIV, Article XV and Article XVI, and Sections 2.12, 9.2, 9.3, and 9.4, as well as all rights and obligations with respect to any amounts that remain unpaid under Article VI hereof as of the date of termination, shall survive any termination of this Agreement.

ARTICLE X.

INDEMNITY

10.1 Smith & Nephew’s Obligation. Subject to the limitations provided for in this Agreement, Smith & Nephew agrees to indemnify and hold SkinMedica and the SkinMedica Indemnified Parties (as hereinafter defined) harmless from and against, and in respect of, any and all claims by, and liabilities to, third parties (“Third-Party Claims”) and any and all expenses (including reasonable fees and expenses of counsel) in connection with pending or threatened litigation or other proceedings regarding such Third-Party Claims (“Expenses”) incurred by SkinMedica or any of the SkinMedica Indemnified Parties that arise out of or relate to any claim (including any claim for personal injury, wrongful death or property damage) to the extent such claim arises from any failure by Smith & Nephew to manufacture Product in accordance with the Specifications or any applicable laws, regulations and directives; provided, however, that the Product at issue is used in accordance with the directions for use of such Product; provided, further, that this Section 10.1 shall not apply to any Third-Party Claim or Expense which is based upon any purported failure of any Product to produce any particular yield or quality of materials when any extraction process is performed on such Product by SkinMedica or any of SkinMedica’s customers; provided, further, that this Section 10.1 shall not apply to any Third-Party Claim or Expense to the extent that the parties agree, or it is finally determined pursuant to Article XVI that the Third-Party Claim or Expense is within the scope of SkinMedica’s indemnity obligation set forth in Section 10.2.

The “SkinMedica Indemnified Parties” shall mean and include (A) SkinMedica’s Affiliates, (B) the respective directors, officers, managers, members, agents and employees of SkinMedica and its Affiliates, (C) each other person, if any, controlling SkinMedica or any of its Affiliates, and (D) the successors, assigns, heirs and personal representatives of any of the foregoing.

10.2 SkinMedica’s Obligation. SkinMedica agrees to indemnify and hold Smith & Nephew and the Smith & Nephew Indemnified Parties (as hereinafter defined) harmless from and against, and in respect of, any and all Third-Party Claims and Expenses incurred by Smith & Nephew or any of the Smith & Nephew Indemnified Parties that arise out of or relate to:

(a) any actual or alleged patent, copyright or trademark infringement, or misappropriation or violation of any other proprietary right, arising out of the use of any Product manufactured by Smith & Nephew in accordance with the Specifications; or

(b) any claim (including any claim for personal injury, wrongful death or property damage) to the extent such claim (i) arises from any defects in the Specifications resulting from the use of the Product or (ii) arises out of the use of any Product manufactured by Smith & Nephew in accordance with the Specifications; or (iii) arises out of the use of any Product manufactured by Smith & Nephew not in accordance with the Specifications to the extent that the claim exceeds the amounts paid by SkinMedica to Smith & Nephew hereunder; provided, however, that this Section 10.2 shall not apply to any Third-Party Claim or Expense to the extent that the parties agree, or it is finally determined pursuant to Article XVI that the Third-Party Claim or Expense is within the scope of Smith & Nephew’s indemnity obligation set forth in Section 10.1.

The “Smith & Nephew Indemnified Parties” shall mean and include (A) Smith & Nephew’s Affiliates, (B) the respective directors, officers, managers, members, agents and employees of Smith & Nephew and its Affiliates, (C) each other person, if any, controlling Smith & Nephew or any of its Affiliates, and (D) the successors, assigns, heirs and personal representatives of any of the foregoing.

10.3 Third-Party Claims. If any third party shall make any claim or commence any arbitration proceeding or suit against any one or more of the Smith & Nephew Indemnified Parties or the SkinMedica Indemnified Parties (“Indemnified Persons”) with respect to which an Indemnified Person intends to make any claim for indemnification against SkinMedica under Section 10.2 or against Smith & Nephew under Section 10.1 (as the case may be, the “Indemnifying Party”), such Indemnified Persons shall promptly (but in no event more than 30 days after learning of such claim) give written Notice to the Indemnifying Party of such third-party claim, arbitration proceeding or suit and the following provisions shall apply; provided, that any failure to provide the foregoing Notice on a timely basis shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced or otherwise damaged thereby.

ARTICLE XI.

COMPLIANCE WITH LAWS

11.1 General. Each of the parties shall at all times conduct its operations in accordance with all laws, rules, regulations and directives applicable to such party.

11.2 Quality Assurance and Regulatory Compliance Audits.

(a) SkinMedica shall have the right to audit the facility in which Smith & Nephew manufactures the Product (the “Facility”), upon reasonable advance Notice and at reasonable times, for the purpose of confirming Smith & Nephew’s compliance with applicable laws, rules, regulations under this Agreement. During any access to the Facility in connection with any such audit, SkinMedica and its employees shall adhere to all of Smith & Nephew’s security policies and abide by all applicable workplace rules of Smith & Nephew. In the event that an audit reveals noncompliance, any required corrective action plan should be developed promptly by Smith & Nephew and submitted to SkinMedica in a timely manner for SkinMedica’s approval. If such actions are unreasonable and onerous upon Smith and Nephew, it may provide SkinMedica a twelve (12) month written notice of termination. In the event that such non compliance puts Smith & Nephew in serious breach of regulations or law then Smith & Nephew shall have the right to issue notice of immediate cessation of activities.

(b) To the extent that Smith & Nephew is aware of such audit, Smith & Nephew will notify SkinMedica within *** of a Food and Drug Administration (“FDA”) investigation or audit of the facility at which the Product is manufactured. Smith & Nephew shall notify SkinMedica of any FDA request to review any documents, Product or practices pertaining to SkinMedica or the Product. Smith & Nephew will provide to SkinMedica, promptly upon receipt from the FDA, copies of any FDA investigation or audit reports pertaining to the Product which Smith & Nephew obtains, as well as any Smith & Nephew response to the FDA regarding any findings of such investigation or audit.

11.3 SkinMedica’s Regulatory Responsibilities. SkinMedica shall, or shall cause its customers (as appropriate) to:

(a) Provide Smith & Nephew with copies of or all approved labels and packaging requirements relating to Product, which must be used for the manufacture, storage and/or distribution of the Product and any finished product into which it is incorporated;

(b) Be responsible for maintenance of complaints files on the Product, Product complaint analyses and decisions, and notify Smith & Nephew of all complaints received;

(c) Administer all requisite field corrective actions, product holds or quarantines relating solely to the Product;

(d) Be responsible for any post-market surveillance requirements, post-approval studies, and annual reports requested by regulatory authorities; and

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(e) Comply with any relevant state and federal facility/establishment registrations and listings pertinent to distributor requirements of the Product.

11.4 Product Recalls. In the event of a Product recall, Smith & Nephew and SkinMedica will cooperate in carrying out and investigating the cause of such recall. Smith & Nephew will be responsible for the costs of recall if the recall is a result of Smith & Nephew’s (i) failure to manufacture the Product in accordance with the Specifications; (ii) breach of its performance obligations hereunder; or (iii) gross negligence, or willful misconduct. In all other circumstances, SkinMedica shall be responsible for the cost of the recall. Smith and Nephew will not be responsible to SkinMedica for costs of recall for any batches made under ATS’ contractual agreement with SkinMedica.

ARTICLE XII.

INSURANCE

Each party shall maintain insurance, including comprehensive general liability insurance and insurance to cover its facilities and operations, and products liability insurance of at least ***. Each party shall furnish to the other party, at the other party’s request, a certificate of insurance issued by the insurance carrier evidencing such coverage.

ARTICLE XIII.

FORCE MAJEURE

The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters (not including lack of funds or other financial causes) such as strikes, supplier delays, shortages of raw materials, including collagen manufacturing arrangements, government orders or acts of God, that are reasonably beyond the control of the party obligated to perform; provided that nothing contained in this Agreement shall affect either party’s ability or discretion with respect to any strike or other employee dispute or disturbance and all such strikes, disputes or disturbances shall be deemed to be beyond the control of such party. A condition of force majeure shall be deemed to continue only so long as the affected party shall be taking all reasonable actions necessary to overcome such condition. If either party shall be affected by a condition of force majeure, such party shall give the other party prompt Notice thereof, which Notice shall contain the affected party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such condition of force majeure. Any delay occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the parties shall be suspended during the period of delay so occasioned. During any period of force majeure, the party that is not directly affected by such condition of force majeure shall be entitled to take any reasonable action necessary to mitigate the effects of such condition of force majeure, and any financial obligations shall be adjusted in a fair and equitable manner. SkinMedica acknowledges that the Product is a living and active material and is subject to contamination and similar hazards. Smith & Nephew agrees to take reasonable commercial efforts to prevent against such contamination and similar hazards. Delay to perform Smith & Nephew’s obligations hereunder shall be excused if caused by or result from such hazards.

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ARTICLE XIV.

CONFIDENTIALITY

14.1 Smith & Nephew Information. SkinMedica shall hold (and shall use commercially reasonable efforts to cause its employees and representatives to hold) in confidence (in a manner consistent with SkinMedica’s treatment of its own confidential information) all information received by SkinMedica from Smith & Nephew. SkinMedica shall not use such information for any purpose other than as contemplated under this Agreement for verifying compliance with this Agreement. The obligations of SkinMedica under this Section 14.1 shall only apply to such information so disclosed or communicated by Smith & Nephew (i) in writing or other tangible form or which such recipient has reason to believe is confidential or proprietary; or (ii) orally or otherwise and identified at the time of disclosure as confidential or proprietary to the recipient or which such recipient has reason to believe is confidential or proprietary.

14.2 SkinMedica Information. Smith & Nephew shall hold (and shall use commercially reasonable efforts to cause its employees and representatives to hold) in confidence (in a manner consistent with Smith & Nephew’s treatment of its own confidential information) all information received by Smith & Nephew from SkinMedica. Smith & Nephew shall not use such information for any purpose other than as contemplated under this Agreement for verifying compliance with this Agreement. The obligations of Smith & Nephew under this Section 14.2 shall only apply to such information so disclosed or communicated by SkinMedica (i) in writing or other tangible form or which such recipient has reason to believe is confidential or proprietary; or (ii) orally or otherwise and identified at the time of disclosure as confidential or proprietary to the recipient or which such recipient has reason to believe is confidential or proprietary.

14.3 General.

(a) Each party shall be responsible for preventing unauthorized access by such party’s agents and employees to data transferred to or otherwise made available to the other party under this Agreement.

(b) The obligations of confidentiality and nondisclosure imposed under this Article XIV shall not apply to data and information that the recipient can demonstrate:

(i) is published or is or otherwise becomes available to the general public as part of the public domain without breach of this Agreement by the recipient;

(ii) has been furnished or made known to the recipient by a third party without any obligation on the recipient to keep it confidential and under circumstances that are not known to the recipient to involve a breach of the third party’s obligations to the other party;

(iii) was developed independently of information furnished to the recipient under this Agreement; or

(iv) was known to the recipient at the time of receipt thereof from the other party, was not improperly obtained and is not otherwise subject to any obligation to keep it confidential.

14.4 Injunctive Relief. Each party (the “first party”) acknowledges that the other party would not have an adequate remedy at law for the breach by the first party of any one or more of the covenants contained in this Article XIV and agrees that, in the event of such breach, the other party may, in addition to the other remedies which may be available to it, apply to a court for an injunction to prevent breaches of this Article XIV and to enforce specifically the terms and provisions of this Article XIV. The prevailing party in any action commenced under this Article XIV shall also be entitled to receive reasonable attorneys’ fees and court costs.

14.5 Required Disclosures. The provisions of this Article XIV shall not preclude disclosures required by law; provided, however, that each party will use reasonable efforts to notify the other, prior to making any such disclosure, and permit the other to take such steps as it deems appropriate (including obtaining a protective order) to minimize any loss of confidentiality.

ARTICLE XV.

LIMITATION OF LIABILITY AND REMEDIES

15.1 Damages.

(a) In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall either party or any of its directors, officers, managers, members, employees or agents, be liable for incidental, consequential, special, exemplary or punitive damages. The foregoing limitation and disclaimer shall apply irrespective of whether the possibility of such incidental, consequential, special, exemplary or punitive damages had been disclosed in advance or could have reasonably been foreseen.

(b) The limitations and disclaimers of obligations and liabilities contained in this Article XV are intended to apply to the fullest extent permitted by law.

15.2 Exclusive Remedies.

(a) SkinMedica’s exclusive remedies against Smith & Nephew for any breach of, or other act or omission arising out of or relating to, this Agreement or Smith & Nephew’s performance hereunder shall be:

(i) the right to receive refunds of the amount of any payment in excess of amounts owed under this Agreement;

(ii) the limited remedy for breach of warranty provided in Section 8.2 or for breach of any provision of this Agreement relating to failure to meet Specification limited to the replacement of the non-conforming Product;

(iii) the right to actual damages for the cost of repair or replacement of the SkinMedica Equipment that are the result of Smith & Nephew’s negligence, gross negligence, or willful misconduct up to a maximum amount of fifty percent (50%) of the amounts paid by SkinMedica to Smith & Nephew hereunder;

(iv) the right to indemnification as provided in Article X up to a maximum amount of *** of the amounts paid by SkinMedica to Smith & Nephew hereunder;

(v) the right to injunction, specific performance or other equitable non-monetary relief when available under applicable law;

(vi) the right to terminate this Agreement as set forth in Article IX; and

(vii) the right to actual damages for breach of Article XIV, up to a maximum amount of *** of the amounts paid by SkinMedica to Smith & Nephew hereunder.

(b) Smith & Nephew’s exclusive remedies against SkinMedica for any breach of, or other act or omission arising out of or relating to, this Agreement or SkinMedica’s performance hereunder shall be:

(i) the right to receive payment for Product and for other amounts invoiced pursuant to Article VI;

(ii) the right to indemnification as provided in Section 9.3 and Article X,

(iii) the right to injunction, specific performance or other equitable non-monetary relief when available under applicable law;

(iv) the right to terminate this Agreement as set forth in Article IX; and

(v) the right to actual damages for breach of Article XIV.

15.3 Affiliates. The foregoing provisions of this Article XV apply to a party’s Affiliates manufacturing or providing any the Product or performing any other function hereunder or receiving any Product hereunder.

ARTICLE XVI.

DISPUTE RESOLUTION

16.1 General.

(a) In the event of any dispute, controversy or claim between Smith & Nephew and SkinMedica arising out of or relating to this Agreement, Smith & Nephew and SkinMedica shall first attempt in good faith to resolve such disputes among themselves within 30 calendar days from the date any disputing party sends written Notice of such dispute to the other disputing party. If the parties fail to resolve such dispute within such period, the parties shall follow the dispute resolution procedures set forth in Section 16.1(b).

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(b) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination or validity hereof (“Dispute”) shall be finally settled by binding arbitration in San Diego, California, administered by the American Arbitration Association’s commercial arbitration rules then in effect, as amended by this Agreement. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by Smith & Nephew and SkinMedica. Each party shall bear the cost of preparing and presenting its case. The arbitration award (“Award”) shall be presented to the parties in writing, and upon request of either Smith & Nephew or SkinMedica, shall specify the factual and legal bases for the Award. The Award may be confirmed and enforced in any court of competent jurisdiction. Notwithstanding any of the foregoing, either Smith & Nephew or SkinMedica may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the Award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or any Award, or to obtain interim relief, neither Smith & Nephew or SkinMedica nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of Smith & Nephew and SkinMedica.

16.2 Injunctive Relief. Nothing contained in this Article XVI shall prevent either party from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to one party or to others. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely either party’s right to assert any claim or defense.

ARTICLE XVII.

ASSIGNMENT

17.1 General. The rights of either Party under this Agreement shall not be assignable by such party (other than to such party’s Affiliates) without the written consent of the other party; which consent shall not be unreasonably withheld; provided, however, no consent is required if a party assigns this Agreement to a successor in interest of all or substantially all of such party’s assets or business. Notwithstanding the foregoing, if SkinMedica assigns this Agreement to a Competitor for any reason, including, for example, if a Competitor acquires all or substantially all of SkinMedica’s assets or business, Smith & Nephew may terminate this Agreement, in whole or in part, by giving SkinMedica six (6) months written notice of its intent to terminate this Agreement.

17.2 Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Except as expressly set forth in Article X, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Article XVII any right, remedy or claim under or by reason of this Agreement.

17.3 Delegation. Except in the case of providing external third party storage, Smith & Nephew shall not use any subcontractor to perform its obligations hereunder without

SkinMedica’s prior written consent, which consent shall not be unreasonably withheld or delayed, however, Smith & Nephew shall not be relieved of any liability therefor. Smith & Nephew shall provide SkinMedica such information concerning quality assurance, manufacturing methods or other data as reasonably requested by SkinMedica about any proposed subcontractor.

ARTICLE XVIII.

MISCELLANEOUS PROVISIONS

18.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given or delivered by personal delivery, by registered or certified mail (first class postage prepaid) or by recognized private courier addressed as follows:

If to Smith & Nephew, to:

Smith & Nephew, Inc.

1450 Brooks Road

Memphis, Tennessee 38116

Attention: General Counsel

with a copy to:

Smith & Nephew Wound Management (La Jolla)

10933 North Torrey Pines Road

La Jolla, CA 92037-1005

If to SkinMedica, to:

SkinMedica, Inc.

5909 Sea Lion Place, Suite H

Carlsbad, CA 92008

Attention: Chief Executive Officer

with copies to:

Latham & Watkins

12636 High Bluff Drive, Suite 300

San Diego, CA 92130

Attention: Scott Wolfe

or to such other address as such party may indicate by a Notice delivered to each other party.

Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by recognized private overnight courier service, on the date following the date upon which it is delivered to such courier service, if sent by mail, on the date of actual acceptance or on the date of such delivery.

18.2 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent between or among any of the parties. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties.

18.3 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

18.4 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

18.5 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to each other party.

18.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

18.7 Relationship of the Parties.

(a) By virtue of this Agreement, neither party shall be deemed the other party’s agent, partner, joint venturer or legal representative, and neither party has express or implied authority to bind the other in any manner whatsoever.

(b) All employees and representatives of Smith & Nephew manufacturing or providing the Product to SkinMedica will be deemed for purposes of all compensation and employee benefits to be employees or representatives of Smith & Nephew (or its subcontractors) and not employees or representatives of SkinMedica. In performing such services, such employees and representatives will be under the direction, control and supervision of Smith & Nephew (or its subcontractors) and not of SkinMedica, and Smith & Nephew (or its subcontractors) will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

18.8 Records Retention. Each party will retain all information obtained or created in the course of performance hereunder in accordance with the records retention guidelines of the other party existing from time to time. Each party has advised the other of its respective guidelines as in effect on the Effective Date and will advise the other party of any subsequent changes therein.

18.9 Non-Solicitation. During the Term and for *** thereafter, without the prior written consent of the other party, neither party shall solicit or recruit any employee of the other party who is or has been assigned to perform any obligations of such party under this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their authorized representatives as of the date set forth above.

SKINMEDICA, INC.

By:	/s/ Rex Bright
Name:	Rex Bright
Title:	President

SMITH & NEPHEW WOUND MANAGEMENT
(LA JOLLA)

By:	/s/ Roy Trayhern
Name:	Roy Trayhern
Title:	President